Amended and Restated Senior Executive Severance Policy Release Date: September 1, 2022 Senior Executives (defined as SVPs and above) who do not have an Employment Agreement will be eligible to receive severance pursuant to the following guidelines: 1. The Senior Executive is involuntarily terminated not for Cause (see below). 2. One year of their normal base salary, payable over the period of twelve months in substantially equal bi-monthly installments in accordance with the Company’s payroll practices. 3. An amount equal to the pro-rata bonus, if any, for the fiscal year in which the date of termination occurs, determined by pro-rating the bonus the Senior Executive would have been eligible to receive had they been employed by the Company through the payment date of any such bonus (the pro-ration of which will be a fraction whose numerator is the number of days the Senior Executive was employed by the Company that fiscal year through the date of termination and the denominator is 365), payable at the same time as bonuses are paid to other then-current officers of the Company under the then-applicable Short Term Incentive Plan (STIP) for the fiscal year in which the date of the termination occurs. The pro-rata bonus is to be calculated as follows: Senior Executives who worked less than nine months during the fiscal year will be eligible to receive a bonus payout based on the average payout of other eligible continuing Senior Executives up to a maximum of 75% of the target bonus payout prior to proration. Senior Executives who worked nine months or more during the fiscal year will be eligible to receive a bonus payout based on their actual achievement of the target bonus payout prior to proration; provided that, in the event actual achievement cannot be calculated, such Senior Executives will be entitled to receive a bonus payout based on the average payout of other eligible continuing Senior Executives. 4. One-year COBRA supplement (the Company will pay the employer portion of the Senior Executive’s COBRA premiums for health, dental and vision insurance coverage under the Company’s group health, dental and vision insurance plans). This amount, if any, is payable over a period of twelve months in substantially equal bi-monthly installments in accordance with the Company’s payroll practices. 5. Continuation of Group Executive Medical Expense Reimbursement Policy for one year past the date of termination. 6. Notwithstanding the one-year time frame, the benefits in items 4 and 5 will cease once the Senior Executive is eligible to be covered under the health and/or dental and vision insurance policy of a new employer and/or ceases to participate, for whatever reason, in the Company’s group insurance plans. Payments are subject to statutory deductions. Timing of any severance payment is subject to various laws, including but not limited to the Minnesota Human Rights Act, IRS and Treasury Regulations. Severance under this policy is subject to the following conditions: 1. The Senior Executive is not terminated for Cause. Cause means: (a) acts resulting in a felony conviction under any federal or state statutes which is materially detrimental to the financial interests of the Company; (b) willful non-performance by the employee of the employee’s material employment duties (other than by reason of the employee’s physical and/or mental incapacity) after reasonable notice to the employee and reasonable opportunity (not less than 30 days) to cease such non-performance; or (c) willfully engaging in fraud or gross misconduct which is detrimental to the financial interests of the Company. 2. The Senior Executive signing and not revoking a release of claims in a form prescribed by the Company and remaining in strict compliance with the terms of that release, which will include a 12-month non-competition and non-solicitation period. 3. No severance will be paid in the event of voluntary termination, death or disability. This policy is effective immediately upon release. The Company may amend or terminate this policy at any time in the Company’s sole discretion.